Exhibit 10.2

PHONOGRAPH RECORD LICENSE AGREEMENT

This Agreement confirms the arrangement between Licensor and Licensee whereby Licensor shall grant to Licensee a non-exclusive license during the Term and within the Territory to use Licensor’s Master Recordings in accordance with the terms and conditions set out in this Agreement.

Licensor:	Dominion Entertainment, Inc.
2655 Cheshire Lane North
Suite 100
Plymouth, MN 55447

Licensee:	BCI ECLIPSE COMPANY, LLC
810 Lawrence Drive, #100,
Newbury Park, CA 91320

Licensed Master(s):

each Master Recording from Licensor’s Master Recording Catalog dated 2/1/2005 consisting of 117 pages, a true copy of which has been delivered to the Licensee, plus such additions thereto as the parties may mutually agree upon (the “Catalog”) licensed to Licensee in accordance with the attached Terms and Conditions and as listed on the attached Schedule A.

Master Recording(s):	any recording whether on magnetic recording tape lacquer or wax disc or other substance or material now known embodying sound alone which is used in the manufacture of records for sale to the public.

Term:

The “Term” of this Agreement shall commence on October 10, 2005, and shall run concurrent with and shall be conditioned upon the same Term and termination provisions of the Trademark License dated effective September 1, 2005.

Exploitation Term:	the period of two (2) calendar years commencing on the initial release date of each Titled Album as specified on the attached Schedule A.

Following expiration of the Exploitation Term there shall be a “sell off” period in accordance with Section 17.6 of the attached Terms and Conditions.

Record(s), Phonograph
Record(s) and Recording:	audio only reproductions of Master Recordings in audio-only compact disc format and digital video disc format

Advance:	a non-returnable advance in the sum of one hundred fifty dollars (US$150.00) per Licensed Master recoupable against Royalties payable hereunder.

Royalties:	royalties payable hereunder by Licensee to Licensor in accordance with the attached Terms and Conditions

Royalty Rate:	US $.03 per re-recorded Licensed Master and US $.04 per original Licensed Master embodied on the Titled Album

Titled Album:	the Album having the title specified on Schedule A annexed hereto

Territory:	United States and Canada

Label Credit:	“Under license from Dominion Entertainment, Inc.”

This Agreement is subject to the attached Terms and Conditions which are expressly incorporated into this Agreement.

Signed by		Signed by

/s/ P. Kives		/s/ Edward Goetz

An authorized signatory		An authorized signatory

For and on behalf of		For and on behalf of

DOMINION ENTERTAINMENT, INC.		BCI ECLIPSE COMPANY, LLC.

Title:	Director	Title:	President

Date:	October 14, 2005	Date:	October 15, 2005

2

SCHEDULE A

PART 1

Date:

In accordance with the provisions of the agreement between the parties dated as of September 1, 2005 (the “Agreement”) Licensor hereby approves and agrees to license to Licensee the following Master Recordings from Licensor’s Catalog (“the Licensed Masters”) in connection with the manufacture, distribution and sale of Records having the Album title as follows:

Titled Album:

Product #:

UPC #:

Release Date:

Advance:

SRLP:

* = Re-Recording

Licensed Master(s):	Artist

Licensor hereby acknowledges and agrees that Licensee may use and exploit the above Licensed Masters in accordance with the provisions of the Agreement.

Very truly yours,	Accepted and Agreed

Dominion Entertainment, Inc.	BCI Eclipse Company, LLC.

TERMS AND CONDITIONS

ARTICLE 1 - DEFINITIONS

1.1                                 In these Terms and Conditions the following words and expressions have the following meanings:

“Accounting Statement”: as specified in Section 10.1 below;

“Album”: unless otherwise agreed by Licensor one or more Records in compact disc format only constituting at least three (3) tracks and twenty two (22) minutes playing time sold in a single package;

“Artist”: any individual or group of individuals whose performances are embodied on the Licensed Masters;

“person” and “party”: any individual corporation, partnership, association or other organized group of persons or legal successors or representatives of the foregoing.

1.2                                 References in these Terms and Conditions to Sections, sub-sections and Schedule(s) are references to those contained in these Terms and Conditions.

1.3                                 The Agreement and the Schedules to these Terms and Conditions are an integral part of these Terms and Conditions and reference to these Terms and Conditions includes reference thereto.

1.4                                 Capitalized terms not defined in these Terms and Conditions shall have the meanings ascribed to them in the Agreement to which these Terms and Conditions are attached. In the event of any inconsistency between the Agreement and these Terms and Conditions, the Agreement shall prevail.

ARTICLE 2 - GRANT OF RIGHTS

2.1                                 Subject to the provisions of these Terms and Conditions, Licensor hereby grants to Licensee a non-exclusive license during the Term and within the Territory to:

(a)                                  compile the Master Recordings within the Titled Album (the “Licensed Masters”) derived wholly from Licensor’s Catalog or licensed from EMI, Sony, BMG, Warner Music, Universal Music and their respective owned, controlled and affiliated labels (each a “Major Record Label”) and which have been approved by Licensor as specified on Schedule A; and

(b)                                 to manufacture, distribute and sell the Titled Album in compact disc format only embodying the Licensed Masters only through retail store, online retail store (such as amazon.com) and record and video club sales channels which are located in the Territory under Licensor’s name and logo.

2.2                                 Licensor agrees that during the Term and in the Territory it shall not license to a third party more than 75% of the same Licensed Masters that have previously been approved hereunder as a Titled Album for inclusion on a single “multiple artist compilation” Album.

2.3                                 Titled Albums may include both Master Recordings of the Licensor and/or master recordings or musical performances licensed from a Major Record Label and released by Licensee and/or master recordings licensed from a third party which is not a Major Record Label in which case the master recording must be specifically approved by Licensor in advance and in writing.

ARTICLE 3 - LIMITATION ON GRANT OF RIGHTS

3.1                                 Notwithstanding anything to the contrary in these Terms and Conditions, Licensee hereby acknowledges and/or agrees to observe the following restrictions and/or limitations on any rights granted to Licensee hereunder:

(a)                                  the rights granted to Licensee hereunder shall be limited to the extent that Licensor owns or controls such rights. Licensor shall notify Licensee of any limitations or restrictions;

(b)                                 Licensee shall not use the Licensed Masters or dispose of or use in any way the Titled Album manufactured therefrom except for commercial manufacture and sale of the Titled Album through retail store, online retail store (such as amazon.com or the Licensee’s website) and record and video club sales channels in the Territory and, in particular but without limitation, Licensee shall not release any Licensed Master as a single Record containing two (2) or less tracks and/or via direct transmission on the Internet or directly or indirectly offer a Titled Album for sale through TV and/or radio advertised and mail order packages;;

(c)                                  Licensee shall not release market, distribute, exploit or sell the Titled Album or Records embodying Licensed Masters utilizing premium schemes;

(d)                                 any Licensed Master released hereunder shall be released in its entirety and without editing or alteration (including without limitation without undergoing any so called “cedaring” cleaning or any other sound improvement processes) unless carried out with the prior written approval of Licensor, provided that any new copyrights and all other like rights of whatever nature or description whether now known or hereafter invented arising in the Licensed Masters after such editing or alteration shall from the creation thereof be assigned to Licensor throughout the world to hold absolutely for the full term of copyright including any and all periods of extension, renewal or reversion and to the extent permissible thereafter in perpetuity;

(e)                                  Licensee shall not sub-license any rights granted to it under these Terms and Conditions provided that record and video club sales shall not be deemed to be a sublicense;

(f)                                    Licensee shall not sell the Titled Album as a delete, liquidation or close out sale without Licensor’s prior written consent and in any event the royalty provisions of Section 6.1 below shall continue to apply to any Titled Album sold as a delete, liquidation or close out sale;

(g)                                 any Licensed Master designated with an (*) on Schedule A as a re-recorded version of the original recording in Licensor’s Catalog is not the original recording and Licensee shall use the following designation on all sleeves, inlay cards (front and back) in 8 point type “All selections are new stereo recordings performed by the original artist or one or more members of the original group”;

(h)                                 Licensee shall make available to Licensor all artwork, packaging and relevant label copy information on Titled Albums licensed hereunder for digital download distribution by Licensor; and

(i)                                     Licensee may distribute the Titled Album to reviewers, media outlets and retailers as a promotional giveaway for the sole purpose of promoting sales of such Records to retailers, provided that the quantity shall be limited to a commercially reasonable amount.

ARTICLE 4 - RESERVATION OF RIGHTS

4.1                                 Any and all rights in the Licensed Masters not expressly licensed to Licensee hereunder are hereby expressly reserved to Licensor.

4.2                                 Without limitation to the generality of Section 4.1 above, Licensee hereby acknowledges that the following shall be and shall remain the property of Licensor and/or shall be and shall remain reserved to Licensor and the Licensee hereby and hereinafter assigns all of its right title and interest in and to all of the following:

(a)                                  any and all physical materials and any other device, contrivance or conception in material or non-material form or method (whether now known or hereafter invented) supplied by Licensor to Licensee hereunder including any and all mothers, stampers, matrices, tapes and/or other copies derived from such materials excluding only the Titled Album manufactured in accordance with these Terms and Conditions for sale to consumers in the Territory;

(b)                                 the copyright and all other property rights under statute and/or common law in the Licensed Masters and in any and all mothers stampers, matrices and tapes and of other copies derived from such materials embodying the Licensed Masters (or any of them);

(c)                                  any and all copyrights, trademarks or other similar rights or other property rights which may accrue to Licensee or to any of its distributors, agents or representatives by reason of the exercise of the rights granted pursuant to these Terms and Conditions;

(d)                                 the exclusive right to use or license the Licensed Masters and/or any performances embodied thereon for use in connection with the synchronization of the same with any other media whatsoever including but not limited to any computer software, film, music videos, television productions and/or Internet productions and/or motion pictures and/or advertisements and/or any soundtrack albums derived therefrom; and

(e)                                  any and all copyrights or other intellectual property rights in an to the compilation of the Licensed Masters to form the Titled Album.

ARTICLE 5 - DELIVERY OF LICENSED MASTERS

5.1                                 Licensor shall deliver to Licensee:

(a)                                  a copy master tape and ISRC code of the applicable Licensed Masters; and

(b)                                 written confirmation of the following:

(i)                                     the correct title of the musical composition embodied in the Licensed Master;

(ii)                                  the names of the author and composer of such musical composition; and

(iii)                               such other additional copyright information as Licensor may reasonably desire to have displayed on the label of the Titled Album.

5.2                                 The copy master tapes delivered by Licensor under Section 5.1 above shall be of acceptable quality for use in the commercial production of Records for general sale.

ARTICLE 6 - CONSIDERATION

6.1                                 In consideration of Licensor entering into these Terms and Conditions, Licensee hereby agrees to pay Licensor:

(a)                                  the Advance on the later of the signature of the applicable Part to Schedule A or the actual delivery of masters and artwork (Time shall be of the essence with regard to such payment and the ten (10) day cure period specified in Section 17.2 below shall not apply thereto); and

(b)                                 a royalty on one hundred per cent (100%) of all Titled Albums manufactured, sold and paid for which royalty shall be calculated at the Royalty Rate.

In computing the number of the Titled Album manufactured and sold hereunder Licensee shall have the right to deduct returns and credits on account of (i) defective merchandise and (ii) errors in billing and errors in shipment.

6.2                                 In addition to the sums payable under this Article 6, Licensee shall pay for and/or reimburse Licensor for Licensor’s cost of duplication ($75.00 per 12 track master ($6.25 per each master recording) and $50.00 for each layered art file in .jpeg format, if any) plus delivery and shipping expenses for the Licensed Master(s) negatives, advertising, promotional and display and any other materials supplied or caused to be supplied by Licensor to Licensee hereunder. Payment shall be made within thirty (30) days of Licensor’s invoice.

6.3                                 All amounts due hereunder by the Licensee to the Licensor shall be paid when due hereunder, without prior demand therefor and, except as provided in Section 15.2(c) and except as set forth in Section 15.2 without any set-off, compensation or deduction whatsoever, at the office of the Licensor or such other place as the Licensor may designate from time to time in writing.

ARTICLE 7 - THIRD PARTY PAYMENTS

7.1                                 With respect only to mechanical royalties payable to copyright proprietors of all copyright musical compositions embodied in the Licensed Masters by reason of Licensee’s exercise of its rights hereunder, Licensee agrees to secure licenses from such copyright proprietors or their agents in the Territory and to make payments directly to such proprietors or agents. Licensee shall indemnify and hold Licensor harmless from any claims or liabilities whatsoever resulting from Licensee’s failure to make such payments.

7.2                                 Subject to Section 7.1 above Licensor shall pay all other royalties and payments if any which may become due to artists producers and any third parties entitled to payment with respect to the Titled Album manufactured and sold hereunder and Licensor shall indemnify and hold Licensee free and harmless from all claims with respect thereto.

7.3                                 Except for the payments expressed to be payable by Licensee under these Terms and Conditions, Licensee shall have no further financial obligation in respect of the exercise by Licensee of the rights licensed to it by virtue of these Terms and Conditions.

ARTICLE 8 - LABEL CREDIT

8.1                                 Licensee agrees that the labels and inlay cards of the Titled Album manufactured and sold hereunder shall bear the Label Credit in respect of the Licensed Masters embodied thereon.

ARTICLE 9 - SAMPLES

9.1                                 Licensee shall provide Licensor prior to the distribution of the Titled Album with two (2) sample Records.

ARTICLE 10 - ACCOUNTING

10.1                           During the Term and thereafter as long as Licensee continues to sell the Titled Album in accordance with these Terms and Conditions, Licensee shall keep and maintain full detailed and accurate written records and books of account relating to the manufacture and sale of the Titled Album hereunder and shall deliver to Licensor within sixty (60) days following the last day in March, June, September and December of each year detailed written accounting statements (“Accounting Statements”), showing sales of the Titled Album hereunder during the three (3) month period prior to the last day of March, June, September or December (as the case may be). Each Accounting Statement shall show:

(a)                                  the period for which the Accounting Statement is furnished (“the Accounting Period”);

(b)                                 the number of Records of the Titled Album shipped, sold, paid for and not returned during the Accounting Period;

(c)                                  Licensee’s title and catalog number of the Titled Album and in respect of such Titled Album Licensor’s title and catalog number of each Licensed Master embodied thereon;

(d)                                 the format(s) in which the Titled Album has been released;

(e)                                  the applicable Royalty Rate; and

(f)                                    each Accounting Statement shall be accompanied by remittance for all amounts shown to be due thereunder to Licensor.

Time shall be of the essence in respect of all Licensee’s obligations to pay any and all sums due to Licensor under these Terms and Conditions.

10.2                           Licensee shall not be permitted to cross-collateralize or offset any advance paid or payable under each Part to Schedule A attached to this Agreement or royalties paid or payable under each Part to Schedule A attached to this Agreement against any and all royalties payable pursuant to the terms of any other Part to Schedule A attached to this Agreement.

10.3                           All payments to Licensee shall be made in US Dollars.

10.4                           In the event Licensee does not pay to Licensor the amount shown to be due by any Accounting Statement on the date payment is required to be made pursuant to these Terms and

Conditions, notwithstanding that time shall be of the essence in respect of all sums payable to Licensor hereunder and without prejudice to any other rights or remedies available to Licensor including without limitation, Licensor’s rights of termination under Article 17 below Licensor may elect to accept late payment from Licensor but only on the basis that: interest at the rate of three per cent (3%) above the then current prime being charged by Wells Fargo Bank from time to time published shall be charged to and payable by Licensee for the period commencing upon the date such payment was due until the date such payment is made.

ARTICLE 11 - WITHHOLDING TAX PROVISIONS

11.1                           In the event Licensee shall be obliged by the laws of the Territory to deduct and withhold income or other similar tax from royalties payable to Licensor hereunder and Licensee shall be unable to secure a credit against such withholding (or part thereof) from the relevant withholding authorities then remittance hereunder to Licensor may be reduced accordingly SUBJECT TO Licensee supplying Licensor with a certificate of deduction addressed to Licensor from the relevant authority and PROVIDED ALWAYS THAT in each instance Licensee shall notify Licensor as soon as possible of the name and address of the withholding authority requiring withholding to be made the amount to be withheld and the basis of withholding and Licensee shall provide Licensor with such documents and such other assistance to enable Licensor to secure any available tax credits.

ARTICLE 12 - AUDIT PROVISIONS

12.1                           On reasonable prior written notice to Licensee, no more than once per annum, Licensor shall have the right to audit, examine, inspect and take extracts from the books and records of Licensee including without limitation:

(a)                                  all manufacturing records relating to the Titled Album;

(b)                                 the release date of the Titled Album in each country of the Territory;

(c)                                  the number of Titled Albums manufactured during the Accounting Period;

(d)                                 the address of each processing plant where such Titled Album were manufactured;

(e)                                  the address(es) of the location(s) where such Titled Album were stored prior to their leaving the possession custody or control of Licensee and where the remainder of such Titled Album manufactured but not yet “shipped” are being held;

(f)                                    full details of all returns and credits errors in billing and in shipment, Titled Album distributed as promotional giveaways and/or as free goods to retailers for promoting sales of such Records, together with supporting documentation; and

(g)                                 all such other information in the possession custody or control of Licensee relating to such Licensed Masters;

for the purposes of verifying the accuracy of the Accounting Statements and conducting an audit trail of the Titled Album manufactured for and on behalf of Licensee.

12.2                           Further for such purposes access shall be granted and/or procured by Licensee to and/or for Licensor to the processing plants and warehouses where the Titled Album are manufactured and/or stored by or for Licensee. Such audit examination inspection and extraction shall be held during normal business hours and with regard to the books and records of Licensee at the regular place of business of Licensee where such books and records shall be maintained. Such audit shall be carried out by qualified independent accountants and shall be at Licensor’s expense PROVIDED HOWEVER that if an underpayment for any payment period is found in excess of five per cent (5%) of the royalties payable in respect of the period for which the audit has been conducted then Licensee shall reimburse Licensor on demand for the reasonable expense of such inspection in addition to remitting the amount shown properly to be due plus accrued interest calculated in accordance with Section 10.4 above.

12.3                           Without prejudice to the generality of this Article 12 and only in conjunction with any audit exercised thereunder Licensee shall grant or procure the grant to Licensor of access to all source manufacturing records relating to the Titled Album in each of the countries where production of the Titled Album occurs and to all subsequent paperwork documents computer printouts relevant to all stock movements and royalty calculations in all countries of the Territory.

ARTICLE 13 - LICENSEE’S WARRANTIES

13.1                           Licensee hereby warrants represents and agrees to and with Licensor that:

(a)                                  Licensee is now and shall continue to be engaged during the Term in the manufacture, sale, distribution and exploitation of Records in the Territory;

(b)                                 Licensee shall use its best efforts in accordance with these Terms and Conditions to promote the manufacture, sale, distribution and exploitation in the Territory of the Titled Album;

(c)                                  Licensee shall release a minimum of seventy five (75) Titled Albums hereunder within twelve (12) months from the date hereof;

(d)                                 Licensee possesses the full right power and authority to enter into and to perform these Terms and Conditions;

(e)                                  subject to Section 5.2 all Records manufactured by Licensee hereunder shall be of the highest quality and shall be consistent with the standards of the record industry;

(f)                                    all Records manufactured by Licensee hereunder shall be manufactured, advertised, distributed and sold by Licensee in strict compliance with all of these Terms and Conditions and the trademark license agreement made between the parties dated the date hereof and the Canadian trademark license agreement made between the Licensee and K-tel International, Ltd. dated the date hereof and Licensee hereby expressly acknowledges that no such Records may be exported for advertisement and/or sale (directly or indirectly) outside the Territory and Licensee shall not knowingly sell any Records manufactured hereunder to any third party intending to advertise and resell such Records outside the Territory and Licensee acknowledges that it shall be deemed to be knowingly selling or otherwise permitting the sale of Records manufactured hereunder to a third party intending to advertise and re-sell such Records outside the Territory if such third party shall have to the knowledge of Licensee previously purchased Records embodying the Licensed Masters and advertised and/or sold them outside the Territory;

(g)                                 all copy master tapes and other materials supplied to Licensee by Licensor hereunder and all mothers, stampers, matrices, tapes and other copies derived therefrom shall be retained under conditions of strict security to minimize the risk of theft and/or unauthorized duplication and Licensee shall not allow or permit any unauthorized duplication, use, disclosure or publication thereof. In the event of a breach or threatened breach of the foregoing provision in this Section 13.1(g), the parties acknowledge that the harm suffered by Licensor may not be compensable by monetary damages alone, and accordingly Licensee agrees that Licensor shall, in addition to any other legal or equitable remedies, be entitled to an injunction against such breach or threatened breach;

13.2                           Licensee shall promptly notify Licensor of any circumstances coming to its attention which may prejudice Licensor’s rights in Licensed Masters and shall give all possible assistance to Licensor in the enforcement and/or protection of Licensor’s rights in Licensed Masters.

ARTICLE 14 - LICENSOR’S WARRANTIES

14.1                           Licensor warrants represents and agrees to and with Licensee that:

(a)                                  Licensor possesses the full right power and authority to enter into and to perform these Terms and Conditions;

(b)                                 at the date of signature of these Terms and Conditions, Licensor is the exclusive owner of or otherwise controls the rights to be granted to Licensee in Licensed Master(s) and to the best of Licensor’s knowledge and belief there exists no claims against it which would cause it to lose rights in any of the Licensed Masters;

(c)                                  if at any time during the Term of these Terms and Conditions a claim shall be made against Licensor which if successful would cause Licensor to lose rights in any of the Licensed Masters, Licensor shall promptly notify Licensee of the same in writing specifying whether Licensee must cease or may continue with the manufacture and/or sale of the Titled Album. If such notice shall require Licensee to cease manufacture and/or sale of the Titled Album as specified in the notice, Licensee shall with effect from the date of receipt of such notice cease the manufacture and sale of such Records and Licensor shall indemnify Licensee against all demands claims, liabilities, losses, damages, costs and expenses arising from and against all actions suits and proceedings which are commenced taken or made against Licensee in connection with the manufacture and sale of the Titled Album by Licensee in accordance with these Terms and Conditions as specified in the notice prior to the date of Licensee’s receipt of such notice and which are reduced to a judgment or order of a Court of competent jurisdiction. If no notice shall be given or if such notice given shall specify that Licensee should continue with the manufacture and/or sale of the Titled Album, Licensee shall be entitled to continue the manufacture and sale of the Titled Album and Licensor shall indemnify Licensee in the same terms as specified in the previous sentence in relation to or in connection with the manufacture and sale by Licensee of the Titled Album in accordance with these Terms and Conditions until the date of receipt by Licensee of a written notice from Licensor under this Section requiring Licensee to cease manufacture and/or sale of the Titled Album;

(d)                                 the exercise by Licensee of rights granted in Licensed Masters in accordance with these Terms and Conditions shall not infringe the rights of any third party and/or in any way contravene any applicable statute, law, rule or regulation.

ARTICLE 15 - INDEMNITIES

15.1                           Licensee’s Indemnities.

(a)                                  Licensee hereby irrevocably and unconditionally agrees to indemnify and keep indemnified Licensor from and against all actions suits and proceedings which may be commenced, taken or made against Licensor arising in relation to or in connection with any failure or alleged failure by Licensee duly and punctually to observe and perform these Terms and Conditions and which are either:

(i)                                     fully adjudicated by a court, arbitrator or other forum of competent jurisdiction; or

(ii)                                  settled with Licensee’s prior written consent, which consent shall not be unreasonably withheld or delayed; or

(iii)                               withdrawn or not proceeded with by the claimant.

(b)                                 Prompt notice shall be given to Licensee of any claim to which this indemnity relates and Licensee shall have the right at its own expense to control the defense thereof PROVIDED THAT:

(i)                                     Licensor shall have the right to co-operate and assist in such defense at its own expense;

(ii)                                  if Licensee shall not exercise its right to control the defense then Licensor shall in addition to any other indemnity under these Terms and Conditions be reimbursed for its reasonable expenses (including reasonable legal fees) incurred in such defense.

(c)                                  All sums payable pursuant to Section 15.1 by Licensee shall be paid immediately on Licensor’s demand in full without any deduction, withholding, counter claim or set off.

(d)                                 Any release settlement discharge or withdrawn claim between Licensor and Licensee shall be conditional upon no security or payment made or given to Licensor being avoided, reduced, set aside or rendered unenforceable by virtue of any provision or enactment now or hereafter in force relating to bankruptcy, insolvency or liquidation and if any such security or payment shall be avoided reduced set aside or rendered unenforceable Licensor shall be entitled to recover the full amount or value of any such security or payment from Licensee and otherwise to enforce this Article 15 as if such release settlement discharge or withdrawn claim had not taken place.

(e)                                  Licensee shall have the right to participate in the defense of any claim to which this indemnity relates at Licensee’s own cost and expense provided that Licensee agrees that any such claim may be compromised or settled by Licensor without the consent of Licensee.

15.2                           Licensor’s Indemnities.

(a)                                  Licensor hereby irrevocably and unconditionally agrees to indemnify and keep indemnified Licensee from and against all actions, suits and proceedings which may be commenced, taken or made against Licensee arising in relation to or in connection with any failure or alleged failure by Licensor duly and punctually to observe and perform these Terms and Conditions and which are either:

(i)                                     fully adjudicated by a court, arbitrator or other forum of competent jurisdiction; or

(ii)                                  settled with Licensor’s prior written consent, which consent shall not be unreasonably withheld or delayed; or

(iii)                               withdrawn or not proceeded with by the claimant.

(b)                                 Prompt notice shall be given to Licensor of any claim to which this indemnity relates and Licensor shall have the right at its own expense to control the defense thereof PROVIDED THAT:

(i)                                     Licensee shall have the right to co-operate and assist in such defense at its own expense;

(ii)                                  if Licensor shall not exercise its right to control the defense then Licensee shall in addition to any other indemnity under these Terms and Conditions be reimbursed for its reasonable expenses (including reasonable legal fees) incurred in such defense.

(c)                                  All sums payable pursuant to Section 15.2 by Licensor shall be paid immediately on demand by Licensee in full without any deduction, withholding, counterclaim or set off except that if at the date that any such sum shall be payable by Licensor the advance paid to Licensor under Section 6.1 shall have been recouped by Licensee, Licensee shall have the right to set off such sums against such future sums as may be payable by Licensee to Licensor under this or any other Agreement.

ARTICLE 16 - ASSIGNABILITY

16.1                           Licensor may assign this Agreement to any third party or to any subsidiary, affiliated or controlling corporation or to any party owning or acquiring a substantial portion of the assets or stock of Licensor. Licensor may also sublicense its rights hereunder to any of its Licensee’s to the extent necessary or advisable in Licensor’s sole discretion to implement the license granted. Licensee may assign this Agreement to any subsidiary, affiliated or controlling corporation. Any other assignment requires the other party’s prior written approval which shall not be unreasonably withheld or delayed. Licensee may not sublicense its rights under this Agreement.

ARTICLE 17 - TERMINATION OR EXPIRATION

17.1                           Automatic Termination: Licensor shall have the absolute right, with immediate effect, to automatically terminate these Terms and Conditions and Licensee’s rights hereunder following the occurrence of any of the following events:

(a)                                  In the event Licensee shall be adjudged a bankrupt or in the event that any insolvency proceedings are instituted by or against Licensee and are not dismissed within thirty (30) days after the institution thereof, or in the event a trustee or receiver is appointed to take over all or a substantial part of Licensee’s assets, Licensee’s rights under this Agreement shall automatically terminate, and such termination shall be deemed effective as of the commencement of the event which gave rise to such termination. In the event of such termination, all monies due and unpaid by Licensee pursuant to this Agreement shall thereupon become due and payable. Further, all Licensed Master(s) and all copies thereof, all color separations and other artwork and all other property of Licensor shall be returned to Licensor at Licensee’s expense, and in no event shall the title thereto or any rights therein be acquired by or vest in any trustee, receiver or in any other party by reason of any such insolvency, bankruptcy or other such occurrence affecting Licensee; or

(b)                                 Licensee ceasing or threatening to cease to carry on business; or

(c)                                  any event analogous to any of the foregoing occurring in any jurisdiction to Licensee; or

(d)                                 upon termination of the trademark license agreement made between the parties on the date hereof or upon termination of the Canadian trademark license agreement made between the Licensee and K-tel International, Ltd. on the date hereof, as provided for therein.

17.2                           Right to Terminate: In the event that Licensee shall fail or refuse to deliver any of the statements or payments provided hereunder, fail to perform in accordance with these Terms and Conditions or fail or refuse to perform any other obligation on Licensee’s part to be performed hereunder and such default if capable of cure is not fully cured within ten (10) days after Licensor has issued notice thereof, the default shall be deemed an essential breach of these Terms and Conditions and inter alia Licensor shall have the absolute right to terminate Licensee’s rights hereunder with immediate effect at any time after the expiration of said ten (10) day period without affecting any of Licensor’s rights hereunder. If the default is incurable, Licensor shall have the absolute right to terminate Licensor’s rights hereunder with immediate effect by written notice.

17.3                           Upon the early termination of the Term (other than by expiration of the Term by effluxion of time), Licensee shall within thirty (30) days remit to Licensor all monies then due and unpaid by virtue of Licensee’s exploitation of Records hereunder and shall within fifteen (15) days render to Licensor an Accounting Statement for the period from the end of the Accounting Period of the last Accounting Statement to the date of termination of these Terms and Conditions.

17.4                           Upon early termination of the Term or expiration of the Term by effluxion of time Licensee shall remain responsible for accountings and payments as set forth in these Terms and Conditions.

17.5                           Licensee shall within ten (10) days of early termination of the Term or within fifteen (15) days of expiration of Term by effluxion of time provide Licensor with a full detailed and accurate written inventory confirming the following in respect of each Licensed Master:

(a)                                  all master tapes and other materials in respect thereof provided by Licensor to Licensee;

(b)                                 all mothers, stampers, matrices, tapes and other copies (excluding Records) derived from the master tapes and materials provided by Licensor hereunder;

(c)                                  the quantity of the Titled Album then in Licensee’s inventory which shall include inventory held in any location under the possession custody or control of Licensee.

Following receipt of a full detailed and accurate written inventory as aforesaid Licensor shall have the right to elect for the return and/or delivery to Licensor and/or destruction (at Licensee’s sole cost and expense) of such materials (or part thereof) listed therein (excluding Records in the case of expiration of the Term by the effluxion of time). If Licensor shall elect for the return and/or delivery of materials to Licensor, Licensee shall within thirty (30) days following notification of such election arrange for such return and delivery at its own cost and expense to such address in the United States as Licensor may specify. If Licensor shall elect for the destruction of materials, Licensee shall promptly arrange for such destruction (at which Licensor shall be entitled to have a representative attend) and supply to Licensor an affidavit of such destruction sworn by an officer of Licensee (or if Licensee is not a corporate entity by an authorized representative of Licensee).

17.6                           Upon expiration only of the Term by the effluxion of time, Licensee shall have the non exclusive right for a period of six (6) months immediately following such expiration to sell off inventory of the Titled Album then existing PROVIDED that Licensee continues to account for and pay the royalties herein provided and PROVIDED FURTHER THAT Licensee shall not manufacture in the six (6) months prior to such expiration any more Titled Album than Licensee reasonably expects to sell during that period and that on expiration of the sell-off period Licensee shall supply Licensor with a full detailed and accurate written inventory confirming the quantity of the Titled Album then in Licensee’s inventory (including inventory held in any location under the possession custody or control of Licensee) and all of the provisions set out in Section 17.5 shall apply.

ARTICLE 18 - NOTICES

18.1                           Any notice or other communication given or made under these Terms and Conditions shall be in writing and, without prejudice to the validity of any other method of service, may be delivered personally or by courier or sent by facsimile transmission or by first class prepaid recorded delivery letter and shall be addressed if to Licensor to Licensor at the address on the cover page of these Terms and Conditions and if to Licensee to Licensee’s address at the address on the cover page of these Terms and Conditions (with a copy to Howard M. Zelener, ESQ 548 Carnes Circle, Redlands, CA 92374) or to such other address or facsimile transmission number as the relevant addressee may hereafter by notice hereunder substitute.

18.2                           Any such notice or other communication shall be deemed to have been duly served given or made (i) in the case of mailing three (3) days after the envelope containing such notice was mailed and proof that any such envelope was properly addressed prepaid registered or certified and mailed shall be sufficient evidence that such notice or other communication has been duly served, given or made; or (ii) in the case of delivery when left at the relevant address; or (iii) in the case of a facsimile transmission upon receipt by the addressee of the complete text in legible form.

ARTICLE 19 - CONFIDENTIALITY AND ANNOUNCEMENTS

19.1                           Except as otherwise agreed by Licensor in writing, Licensee hereby agrees that it shall not and shall procure that each director, officer, agent and employee of Licensee shall not at any time hereafter divulge or communicate to any person other than to directors, officers, employees or professional advisers whose province it is to know the same any secret or confidential information concerning the business, financial or contractual arrangements or other dealings or affairs of Licensor or of any customer or client thereof except to the extent to which such information shall (other than through any unauthorized disclosure by such party or any director officer or employee thereof) come within the public domain and except where required by law.

ARTICLE 20 - CONSTRUCTION

20.1                           These Terms and Conditions constitute the entire understanding between the parties relative to this transaction and no modification hereof shall be binding unless in writing signed by the party to be charged.

20.2                           These Terms and Conditions shall be construed under the internal laws of the State of Minnesota applicable to agreements to be performed wholly therein, and both parties agree that only the Minnesota Courts shall have jurisdiction over this Agreement. Any controversies arising out of this agreement shall be brought by the parties to Hennepin County District Court, Fourth Division, State of Minnesota, or to the United States District Court for the District of Minnesota, and they hereby grant jurisdiction of such court(s) and to any appellate courts having jurisdiction over appeals from such court(s).

20.3                           All rights and remedies granted to Licensor in any provision of these Terms and Conditions shall not be deemed to be a waiver of any part or future breach of the same, or any other provision of these Terms and Conditions, nor shall any act or failure to act be construed as a waiver, unless a memorandum thereof, expressing the intention to waive, signed by the party to be charged, is made and delivered to the other party.

20.4                           No warranties or representations shall be deemed to have been made by Licensor except as expressly hereinabove set forth.

20.5                           If any part of these Terms and Conditions shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, the remainder of these Terms and Conditions shall remain in full force and effect.

20.6                           The captions herein are for convenience only, do not constitute a part of these Terms and Conditions, and are not to be used in the construction thereof.

20.7                           Nothing in this Agreement shall be deemed or construed as creating a joint venture or partnership among the parties. Each party’s status is, and at all times shall continue to be , that of independent contractor with respect to each other. No party shall hold itself out as having authority or relationship in contravention of this section.

20.8                           Time shall be of the essence of these Terms and Conditions.